Exhibit B-18

BY LAWS

OF

COMPASS FOODS, INC.

ARTICLE I.

OFFICES

SECTION 1. The registered office of Compass Foods, Inc. (hereinafter called the “Corporation”) is to be at 306 South State Street in the City of Dover, County of Kent, State of Delaware. The name of its registered agent at that address is the United States Corporation Company.

SECTION 2. The principal office of the Corporation is to be at 2 Paragon Drive, Montvale, New Jersey. (amended 4/17/75)

ARTICLE II.

MEETING OF SHAREHOLDERS

SECTION 1. The annual meeting of the stockholders’ shall be held on the second Tuesday in June, at the time and place designated by the Board of Directors.

SECTION 2. Notice of the time and place of such meeting shall be given by mailing not less than ten days before and not more than fifty days previous to said meeting, postage prepaid, a copy of such notice addressed to each stockholder at his residence or place of business as the same shall appear on the books of the Corporation.

SECTION 3. Special meetings of the stockholders, other than those regulated by statute, may be called at any time by the President or Vice President, who shall designate the time and place thereof.

Notice of such meeting, stating the time, place and object, shall be given to each stockholder by mailing such notice at least ten days previous thereto.

SECTION 4. A majority of the amount of shares having voting power issued and outstanding, represented by the holder in person or by proxy, shall be requisite at every meeting to constitute a quorum for the election of directors or for the transaction of their business.

ARTICLE III.

DIRECTORS

Section 1. The property and business of the Corporation shall be managed by a Board of Directors, four in number, who need not be stockholders of the Corporation. Amended 4/20/77

SECTION 2. The directors of the Corporation shall be elected by ballot for the term of one year and until their successors are elected and qualify, except as hereinafter otherwise provided for filling vacancies.

SECTION 3. Vacancies in the Board of Directors, occurring during the year, shall be filled for the unexpired term by a majority vote of the remaining directors at any meeting of the Board.

SECTION 4. Any director or other elected officer may resign his office at any time, such resignation to be made in writing and to take effect from the time of its receipt by the Corporation, unless some other time is fixed in the resignation, and then from that date. The acceptance of a resignation shall not be required to make it valid.

SECTION 5. Any director may be removed by a majority vote of the Board of Directors, with or without cause.

ARTICLE IV.

MEETINGS OF DIRECTORS

SECTION 1. Regular meetings of the directors shall be held immediately following the annual meeting of stockholders.

“Section 3. Anything set forth herein to the contrary notwithstanding, any action required or permitted to be taken at a meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the members of the Board of Directors, or committee, as the case may be. Such consent so executed and filed with the minutes of the proceedings of the Board or committee, as the case may be, shall have the same force and effect as a unanimous vote at a meeting of the Board of Directors, or committee, as the case may be.” Amended 9/25/75

ARTICLE V.

OFFICERS

Section 1. The officers of the Corporation shall be a Chairman of the Board, a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer and a Controller. [Amended 12/4/80]

SECTION 2. Officers shall be elected annually by the Board of Directors. Each officer shall hold office until the next annual election of officers and until his successor shall have been elected and qualified.

SECTION 3. A vacancy in any office because of death, resignation, removal or any other cause shall be filled for the unexpired portion of the term at any meeting of the Board of Directors.

SECTION 4. Any officer may be removed by a majority vote of the Board of Directors, with or without cause.

SECTION 5. The Chairman of the Board shall act as Chairman and preside at all meetings of the stockholders and the Board of Directors, and in general shall perform such duties as are incident to the office of Chairman of the Board.

SECTION 6. The President shall in general perform such duties as are incident to the office of President, subject to the control of the Board of Directors.

SECTION 7. The Vice Presidents shall have such powers and perform such duties as may from time to time be assigned to them by the Board of Directors or the President.

SECTION 8. The Secretary shall keep the minutes of the meetings of the Board of Directors and also the minutes of the meetings of the stockholders; he shall attend to the giving and serving of all notices of the Corporation, and shall see that the seal of the Corporation is affixed to all documents the execution of which on behalf of the Corporation under its seal is duly authorized and shall attest such seal; he shall have charge of the certificate books and such other books and papers as the Board may direct, and perform all the duties incidental to his office, subject to control of the Board of Directors.

Section 9. The Treasurer shall have such duties as may from time to time be assigned to him by the Board of Directors, the Chairman of the Board, or the President. He shall have the authority to enter into and execute on the Company’s behalf all banking arrangements. Amended 11/9/79

ARTICLE VI.

DUTIES OF OFFICERS MAY BE DELEGATED

In case of the absence of an officer of the Corporation or for any other reason that may seem sufficient to the Board, the Board of Directors may delegate his powers and duties to any other officer or any director for the time being.

ARTICLE VII.

Any stockholder, officer or director may waive any notice required to be given under these By-laws.

ARTICLE VIII.

TRANSFERS OF STOCK

Transfers of stock shall only be made on the books of the Corporation by the holder thereof in person or by power of attorney duly executed and filed with the Secretary of the Corporation, and on the surrender of the certificate or certificates of such shares.

ARTICLE IX

Checks and Notes

All checks, drafts or other orders for the payment of money issued in the name of the Corporation shall be signed by such officer or officers, or by such agent or agents as may be authorized so to do from time to time by the Board of Directors, the Chairman of the Board, the President, or the Treasurer. Amended 11/9/79

ARTICLE X.

ALTERATION OF BY-LAWS

These By-laws may be altered, amended or repealed and new By-laws adopted by the stockholders or by the Board of Directors by a majority vote at any meeting called for that purpose.

ARTICLE XI.

CORPORATE SEAL

The seal of the Corporation shall be in the form of a circle, and shall bear the name of the Corporation and the year of its incorporation.